Exhibit 3.3

Certificate of Conversion (Delaware)

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

NeuroOne Medical Technologies Corporation, a corporation existing under the laws of the State of Nevada (the “Non-Delaware Corporation”), does hereby certify:

FIRST: The jurisdiction where the Non-Delaware Corporation first formed is Nevada.

SECOND: The jurisdiction of the Non-Delaware Corporation immediately prior to filing this Certificate is Nevada.

THIRD: The date the Non-Delaware Corporation first formed in Nevada is April 29, 2010.

FOURTH: The name of the Non-Delaware Corporation immediately prior to filing this Certificate is NeuroOne Medical Technologies Corporation and the type of entity of the Non-Delaware Corporation is a Nevada corporation.

FIFTH: The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b)(2) of the Delaware General Corporation Law is NeuroOne Medical Technologies Corporation.

For accounting purposes only, this Certificate of Conversion shall become effective on June 20th, 2017 at 5:00 p.m.

In Witness Whereof, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on June 20, 2017.

NeuroOne Medical Technologies Corporation , a Nevada corporation

By:	/s/ Amer Samad
Name:	Amer Samad
Title:	Chief Executive Officer and Director